Exhibit 99.1

LBI Media Reports Fourth Quarter and Full Year 2005 Results

2005 Net Revenues Increase 7% from 2004, Fourth Quarter 2005 Net Revenues Increase 7% from 2004 and Fourth Quarter 2005 Adjusted EBITDA Increases 20% from 2004

Burbank, CA – March 31, 2006 – LBI Media, Inc. (the “Company”) announced its financial results today for the fourth quarter and full year ended December 31, 2005.

Results for the Quarter Ended December 31, 2005

For the quarter ended December 31, 2005, net revenues increased 7% to $24.7 million from $23.1 million for the same quarter last year. This increase was primarily attributable to revenue growth from our television stations in the Los Angeles, Houston and Dallas markets and our Los Angeles radio stations. Operating expenses (excluding depreciation and amortization, non-cash employee compensation and impairment of broadcast licenses) decreased 1% to $14.1 million in the fourth quarter of 2005 versus $14.2 million in the fourth quarter of 2004. This decrease in operating expenses can be primarily attributed to offering costs associated with our parent’s initial public offering of $1.5 million incurred in the fourth quarter of 2004. Offsetting this decline were the incremental costs associated with producing additional in-house programming, increased promotion, increased music license fees and additional sales salaries and commissions associated with the growth in our revenue base. As a result, fourth quarter 2005 Adjusted EBITDA1 increased 20% to $10.7 million from $8.9 million for the same quarter last year.

The Company recognized net loss of $1.8 million for the quarter, compared to net income of $1.1 million for the same period of 2004.

Radio division net revenues increased 4% to $12.4 million for the fourth quarter of 2005 from $12.0 million for the same quarter last year. The increase in revenue can be attributed to strong revenue growth from our Los Angeles and Houston markets. Operating expenses (excluding depreciation and amortization, non-cash employee compensation and impairment of broadcast licenses) decreased 6% to $6.2 million from $6.6 million for the same quarter last year. The decrease in operating expenses can be primarily attributed to a decrease in offering costs associated with our parent’s initial public offering of $0.7 million incurred in the fourth quarter of 2004. Operating income decreased 3% to $4.3 million from $4.4 million for the same quarter of 2004 largely due to increased depreciation and impairment of broadcast license, offset by a decrease in non-cash employee compensation. Adjusted EBITDA increased 16% to $6.2 million from $5.3 million for the fourth quarter of 2004.

Television division net revenues increased 11% to $12.3 million for the quarter ended December 31, 2005 from $11.1 million for the same quarter last year. This increase was due to growth at our Los Angeles, Houston and Dallas television stations as our improved television ratings have begun to translate into increased advertising revenues. Operating expenses (excluding depreciation and amortization, non-cash employee compensation and impairment of broadcast licenses) increased 4% to $7.8 million from $7.6 million for the same quarter last year. The growth in operating expenses can be primarily attributed to the additional expenses associated with our new internally produced prime-time programming, increased promotion, increased music license fees and additional sales salaries and commissions associated with

(1)	The Company defines Adjusted EBITDA as net income plus income tax expense, (loss) gain on sale of property and equipment, net interest expense, depreciation and amortization, non-cash employee compensation and impairment of broadcast license. Management considers this measure an important indicator of our liquidity relating to our operations because it eliminates the effects of certain non-cash items and our capital structure. This measure should be considered in addition to, but not as a substitute for or superior to, other measures of liquidity and financial performance prepared in accordance with U.S. generally accepted accounting principles, such as cash flows from operating activities, operating income and net income. In addition, our definition of Adjusted EBITDA may differ from those of many companies reporting similarly named measures.

the growth in our revenue base. This increase was offset by a decline in offering costs associated with our parent’s initial public offering of $0.7 million incurred in the fourth quarter of 2004. Operating income decreased 94% to $0.2 million from $2.8 million for the same quarter last year due to an impairment of broadcast license of $3.3 million recorded in the fourth quarter of 2005. Adjusted EBITDA increased 26% to $4.5 million from $3.5 million for the same quarter last year.

Results for the Full Year Ended December 31, 2005

For the full year ended December 31, 2005 net revenues increased 7% to $97.5 million from $91.4 million in 2004. This increase was primarily attributable to revenue growth from our radio stations in the Los Angeles and Houston markets as well as our Dallas television station. For the full year ended December 31, 2005 operating expenses (excluding depreciation and amortization, non-cash employee compensation and impairment of broadcast licenses) increased 7% to $51.7 million versus $48.5 million for the full year ended December 31, 2004. The increase in operating expenses can be primarily attributed to the incremental costs associated with producing additional in-house programming for prime time, increased promotion and additional sales salaries and commissions associated with the growth in our revenue base. Offsetting this increase in operating expenses for the current period was a charge of $1.5 million recorded in the year ago period as a result of expenses associated with our parent’s initial public offering. For the full year ended December 31, 2005, Adjusted EBITDA increased 7% to $45.8 million from $42.9 million for the same twelve month period last year.

The Company recognized net income of $6.9 million for the full year ended December 31, 2005 compared to $13.0 million in 2004, representing a 47% decrease.

Radio division net revenues increased 11% to $49.9 million from $44.8 million for the full year ended December 31, 2005 due to growth across all of our markets. Operating expenses (excluding depreciation and amortization, non-cash employee compensation and impairment of broadcast licenses) decreased 1% to $22.2 million from $22.3 million for the same period last year. Operating income increased 43% to $24.9 million from $17.4 million for the same period last year primarily due to the increase in revenues and a decrease in non-cash employee compensation. For the full year ended December 31, 2005, Adjusted EBITDA increased 23% to $27.7 million from $22.5 million in 2004.

Television division net revenues increased 2% to $47.6 million for the full year ended December 31, 2005 from $46.7 million in 2004. Operating expenses (excluding depreciation and amortization, non-cash employee compensation and impairment of broadcast licenses) increased 13% to $29.5 million from $26.2 million for the same period last year. The growth in operating expenses can be primarily attributed to the additional expenses associated with our new internally produced prime time programming and costs associated with KPMX-TV in Dallas, which was purchased in 2004. Operating income decreased 66% to $5.9 million from $17.4 million for the same period last year. Adjusted EBITDA for the full year ended December 31, 2005 decreased 11% to $18.1 million from $20.4 million for the same twelve month period last year.

Commenting on the Company’s results, Lenard Liberman, Executive Vice President, said, “I am very pleased with our net revenue and Adjusted EBITDA growth in 2005. Our net revenue growth in both of our business segments in 2005 and our improved ratings performance in all of our markets in 2005 provides us with a strong foundation for an exciting year in 2006.”

Recent Developments

On March 13, 2006, the Company announced that it was seeking to refinance its existing $220 million senior secured revolving credit facility with new $260 million senior secured credit facilities, consisting of a $110 million term loan credit facility and a $150 million revolving credit facility. The proceeds will be used to refinance existing borrowings under the current senior credit facility. The Company expects the refinancing to close during the first half of 2006.

Fourth Quarter and Full Year 2005 Conference Call

The Company will host a conference call to discuss its financial results for the fourth quarter and full year of 2005 on Friday, March 31, 2006 at 4:30 PM Eastern Time. Interested parties may participate in the conference call by dialing (800) 967-7140 five minutes prior to the scheduled start time of the call and asking for the “LBI Media Fourth Quarter and Full Year 2005 Results Conference Call.” The conference call will be recorded and made available for replay through Monday, April 3, 2006. Investors may listen to the replay of the call by dialing (888) 203-1112 then entering the passcode 5242073.

About LBI Media

LBI Media, Inc. is one of the largest owners and operators of Spanish-language radio and television stations in the United States, based on revenues and number of stations. The Company owns sixteen radio stations and four television stations serving the Los Angeles, CA, Houston, TX, Dallas-Ft. Worth, TX and San Diego, CA markets. The Company also owns a television production facility in Burbank, CA.

Forward Looking Statements

This news announcement contains certain forward-looking statements within the meaning of the U.S. securities laws. These statements are based upon current expectations and involve certain risks and uncertainties, including those related to the expected future operating performance of the Company’s radio stations, television stations and studio operations. Forward-looking statements include but are not limited to information preceded by, or that include the words, “believes”, “expects”, “prospects”, “pacings”, “anticipates”, “could”, “estimates”, “forecasts” or similar expressions. The reader should note that these statements may be impacted by several factors, including economic changes, regulatory changes, increased competition, the timing of announced acquisitions or station upgrades, changes in the broadcasting industry generally, and changes in interest rates. Accordingly, the Company’s actual performance and results may differ from those anticipated in the forward-looking statements. Please see LBI Media, Inc.’s recent public filings for information about these and other risks that may affect the Company. The Company undertakes no obligation to update or revise the information contained herein because of new information, future events or otherwise.

Results of Operations:

LBI MEDIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands)

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2005	2004	2005	2004
	(unaudited)
Net revenues	$24,722	$23,075	$97,502	$91,435
Operating expenses:
Program and technical	4,902	4,809	18,057	16,804
Promotional	943	687	2,420	2,006
Selling, general and administrative	8,218	7,264	30,939	28,272
Noncash employee compensation	(1,578)	342	(2,422)	2,924
Depreciation and amortization	2,655	1,295	7,164	5,125
Impairment of broadcast license	5,132	—	10,282	—
Offering costs	2	1,450	287	1,450

Total operating expenses	20,274	15,847	66,727	56,581

Operating income Interest expense	4,448	7,228	30,775	34,854
	(6,160)	(5,527)	(23,914)	(21,171)
Interest and other income	46	30	148	141
Gain on sale of investments	—	—	13	—
(Loss) gain on sale of property and equipment	—	—	(3)	2

(Loss) Income before income taxes	(1,666)	1,731	7,019	13,826
Provision for income taxes	(139)	(670)	(166)	(874)

Net (loss) income	$(1,805)	$1,061	$6,853	$12,952

Results of Operations (continued):

The following is a reconciliation of net cash provided by operating activities, calculated and presented in accordance with U.S. generally accepted accounting principles, to Adjusted EBITDA for the Company:

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2005	2004	2005	2004
	(unaudited)
Net cash provided by operating activities	$10,502	$8,777	$23,258	$23,518
Add:
Gain on sale of investments	—	(2)	—	46
Income tax expense	138	670	165	874
Interest expense, net	6,114	5,497	23,766	21,030
Less:
Amortization of deferred financing costs	(200)	(190)	(797)	(690)
Offering costs	(2)	(1,450)	(287)	(1,450)
Provision for doubtful accounts	(233)	(238)	(959)	(955)
Changes in operating assets and liabilities:
Accounts receivable	(365)	592	2,648	794
Program rights	(211)	104	(587)	(324)
Amounts due from related parties	(22)	145	(460)	371
Prepaid expenses and other current assets	420	411	49	127
Employee advances	129	(18)	353	98
Accounts payable and accrued expenses	(1,754)	(913)	(946)	272
Accrued interest	(3,770)	(3,773)	(105)	(433)
Program rights payable	33	—	33	36
Amounts due to related parties	—	—	—	189
Deferred state income tax payable	(110)	(424)	(110)	(530)
Other assets and liabilities	(12)	(321)	(222)	(69)

Adjusted EBITDA	$10,657	$8,867	$45,799	$42,904

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s radio division:

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2005	2004	2005	2004
	(unaudited)
Radio division operating income	$4,265	$4,403	$24,887	$17,427
Depreciation and amortization	1,648	572	3,388	2,123
Noncash employee compensation	(1,578)	342	(2,422)	2,924
Impairment of broadcast license	1,847	—	1,847	—

Radio division Adjusted EBITDA	$6,182	$5,317	$27,700	$22,474

The following is a reconciliation of operating income to Adjusted EBITDA for the Company’s television division:

	Three Months Ended Dec. 31,		Year Ended Dec. 31,
	2005	2004	2005	2004
	(unaudited)
Television division operating income	$183	$2,825	$5,888	$17,427
Depreciation and amortization	1,007	723	3,776	3,002
Noncash employee compensation	—	—	—	—
Impairment of broadcast license	3,285	—	8,435	—

Television division Adjusted EBITDA	$4,475	$3,548	$18,099	$20,429